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                                                                     Exhibit 2.6

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 3rd day of January, 2003, by and among THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation ("Buyer"), and IRA EHRLICH ("Ehrlich" or "Seller") regarding Buyer's purchase of the stock of Cypress Management Services, Inc. ("Cypress").

                                   WITNESSETH:

     Seller is the record and beneficial owner of shares of stock of Cypress (the "Cypress Shares"), constituting all of the issued and outstanding shares of stock of Cypress.

     Buyer desires to purchase, and Seller desires to sell to Buyer, all of the legal and beneficial right, title and interest in the Cypress Shares, in exchange for: (1) 600,000 shares of Buyer's Class A common stock, $.001 par value (the "Buyer Shares"), (2) the sum of $1,500,000 cash and (3) a promissory note in the principal amount of $1,000,000.00 (the "Note").

     Buyer has entered into a Stockholders' Agreement (the "Amended and Restated Stockholders' Agreement") as part of financing transactions. As a condition of the financing and the Amended and Restated Stockholders' Agreement, Ehrlich is required to join and become a party to the Amended and Restated Stockholders' Agreement by executing a Stockholder Joinder (the "Stockholder Joinder").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter made, it is agreed as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

          1.1 Purchase and Sale. In reliance upon the representations, warranties, covenants and agreements of the parties set forth herein, for the consideration set forth in Section 1.2 hereof and upon and subject to the terms and provisions of this Agreement, Buyer hereby purchases from Seller and Seller hereby sells, transfers, assigns and delivers to Buyer the Cypress Shares, free and clear of all liens, claims, charges, limitations, agreements and restrictions whatsoever.

          1.2   Purchase Price.

                (a) At Closing. As consideration for the sale and transfer of the Cypress Shares, Buyer agrees to provide the following consideration to Seller consisting of the Buyer Shares, cash and the Note:

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                                       PRINCIPAL AMOUNT OF
BUYER SHARES             CASH           PROMISSORY NOTES
----------------     ------------      -------------------

    600,000          $  1,500,000      $         1,000,000

     The Note shall be in the form of Exhibit "A" attached hereto and incorporated herein by reference. The Note shall bear interest at the rate of EIGHT percent (8%) per annum and shall mature on the third anniversary of the Closing, as defined in Section 1.4 hereof. Principal and interest shall be payable at maturity in accordance with the terms thereof.

                (b) Conditions Precedent. The following shall be conditions precedent to this agreement:

                     (i) The parties agree that Buyer's purchase hereunder shall be subject to Buyer's right to declare the purchase null and void if Buyer determines, in Buyer's sole discretion, that the EBITDA of Cypress is currently less than the rate of $705,000, per annum; as a condition of the purchase hereunder, Buyer shall, prior to the Closing hereunder: i) issue a written determination that said minimum EBITDA is met or ii) waive the condition.

                     (ii) Buyer shall have obtained funding under a loan commitment from Health Care Business Credit Corporation in the amount of $21,000,000.00.

          1.3 Additional Stock Issuance. The parties further acknowledge that additional stock issuances may be made by Buyer in the future, including the possible issuances to private investors and the possible Initial Public Offering of as-yet undetermined amounts; provided that the foregoing acknowledgment shall not be construed in any way to obligate Buyer to issue any of its stock in any amounts or for any purposes whatsoever (including, without limitation, the purposes set forth above), nor shall the foregoing acknowledgment be construed to limit Buyer's power, authority or right to issue its stock in any amounts whatsoever for purposes other than those set forth above. For purposes of this Agreement, "Initial Public Offering" is defined as the offering by Buyer of Buyer's shares to the public pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

          1.4 Closing. Closing of the transactions contemplated hereby (the "Closing") shall occur on or before January 10, 2003.

                (a)  At Closing, Seller shall deliver to Buyer the following:

                     (i) Certificates evidencing the number of Cypress Shares which Seller owns as described in the recitals, above, all of which have been duly endorsed in proper form for transfer to Buyer;

                     (ii) A fully executed Stockholder Joinder in the form attached hereto as Exhibit "B", by which Seller will join in and become a party to the Amended and Restated Stockholders' Agreement;

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                     (iii)  Seller shall execute a Confidentiality, Proprietary
          Rights, Nonsolicitation and Noncompetition Agreement (the "Noncompetition Agreement") in the form attached hereto as Exhibit "C" with Buyer which shall provide that Seller shall be prohibited from engaging in or associating with any mental health business in the State of Florida during his employment with Buyer and for two years following termination of such employment, provided that said Noncompetition Agreement shall be deemed canceled if Buyer is in default under the Note and remains in default after thirty days written notice of default from Seller, and provided that said Noncompetition Agreement shall not prohibit the conducting of training seminars pertaining to the mental health business by Seller;

                     (iv) A certificate of good standing issued by the Florida Secretary of State for Cypress;

                     (v) An opinion dated as of the date hereof of Seller's counsel with respect to the matters set forth in the form attached hereto as Exhibit "D" and in form and substance reasonably satisfactory to Buyer;

                     (vi) a new Management Agreement in the form attached hereto as Exhibit "E" approved by Intervention Services, Inc. ("Intervention") subject to the closing of Buyer's purchase hereunder providing for continuation of the provision of management services to Intervention by Cypress;

                     (vii)  Evidence of the following, satisfactory to Buyer:
          Intervention and Cypress shall have delivered to the Buyer evidence of the resignations of, in the case of Intervention, all but two directors, with the remaining two directors being individuals who are not employees of Intervention or Cypress, and, in the case of Cypress, all persons from the board of directors, in form and substance satisfactory to the Buyer. Intervention and Cypress shall have delivered to Buyer evidence of the resignations of all officers thereof, in form and substance satisfactory to Buyer. The remaining two Intervention directors shall have elected Fletcher McCusker, Michael Deitch and Martin Favis to serve as directors of Intervention, effective on the closing hereunder.

                     (viii) A copy of the most recent audit of Intervention approved by Buyer.

                (b)  At Closing, Buyer shall deliver to Seller the following:

                     (i) A certificate, issued in the name of Seller, evidencing the number of Buyer Shares that Seller is entitled to receive in accordance with Section 1.2; and

                     (ii) Cash or immediately available funds in the name of Seller in the dollar amount that such Seller is entitled to receive in accordance with Section 1.2; and

                     (iii)  The Note, made payable to Seller in accordance with
          Section 1.2.

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer the following:

          2.1 Organization. Cypress is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power to own, lease and/or operate all of its property and assets and to carry on its business as it is now being conducted. This Agreement and all related agreements, documents and instruments are and will be valid and binding obligations of Seller enforceable against Seller in accordance with the terms hereof and thereof.

          2.2   Conflicting Agreements and Instruments.

                (a) To the best of Seller's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by Seller will not:
     (i) violate any existing provision of any law or violate any existing decree applicable to Seller or Cypress, (ii) conflict with or result in a breach of organizational documents of Cypress, any of the Obligations (as defined in Section 2.8) or any other material agreement or instrument to which Seller or Cypress is a party or by which Seller or Cypress or the Assets (as defined in Section 2.7) are bound or subject, (iii) constitute a breach or default of or an acceleration under, or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (ii) above; or (iv) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of the Assets.

                (b) Seller does not represent or warrant that any of the parties with whom Cypress has a current contract or agreement will not exercise a right of cancellation or termination such party may have under such contract or agreement (other than as a result of any matter, event or circumstance which could constitute the breach of a representation or warranty hereunder, including under Section 2.2(a) hereunder); provided, however, Seller warrants that he is not aware that any such party intends to exercise or would consider exercising such right of cancellation or termination as a result of the transactions contemplated by this Agreement or for any other reason.

          2.3 Filings, Consents and Approvals. Except as set forth on Schedule 2.3, the execution, performance and delivery by Seller of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person, firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Seller covenants and agrees that, with respect to this Section 2.3, he will use his best efforts to secure the necessary consents and/or approvals for those items listed on Schedule 2.3.

          2.4 Financial Statements; Absence of Undisclosed Liabilities. The financial statements of Cypress as and for the years ended December 31, 2001, and the period ended April 30, 2002 (collectively, the "Financial Statements"), delivered to Buyer: (a) are true and accurate in all

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material respects, and (b) fairly present in all material respects the financial position of Cypress as of the respective dates thereof and the results of operations for each such year or period. The Buyer understands that the financial statements provided by the Seller are produced "in-house" and that no audit of Seller under Generally Accepted Accounting Principles has been conducted.

          2.5 Absence of Certain Changes. Except as set forth on Schedule 2.5, since April 30, 2002, there has not been: (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business or properties of Cypress; (b) any material increase in the compensation payable or to become payable by Cypress to any of its employees or agents, or any bonus payment or material arrangement made to or with any of them; (c) any mortgage, pledge or subjection to any lien, charge, or encumbrance of any kind of any of the assets of Cypress, tangible or intangible; (d) any sale or transfer of any of the Assets; (e) any sale, assignment, license or transfer by Cypress of any patents, trademarks, trade names, copyrights, licenses, computer software programs, or other intangible assets used in the operation of its business; (f) any amendment or termination of any material contract, agreement or license relating to its business to which Cypress is a party, other than in the ordinary course of business; (g) any payment or distribution made or dividend paid to any stockholder of Cypress; or (h) any commitment to do or take any of the actions contemplated by paragraphs (b), (c), (d), (e), (f) or (g) of this Section 2.5.

          2.6 Litigation. Except as set forth on Schedule 2.6, Cypress and Seller is not bound by any order, judgment, stipulation or consent decree of any court or other governmental authority, and there is not pending or threatened any suit, action, employee controversy, or legal, administrative, arbitration, or other proceeding or investigation, which would affect the Assets, operations of the business as presently conducted, or the transactions contemplated by this Agreement, nor, to the knowledge of Cypress or Sellers, is there any basis therefor.

          2.7 Assets. The Asset Schedule attached hereto as Schedule 2.7 contains a complete and correct list or description of the assets of Cypress as of the date of Closing, and includes, without limitation, the following (collectively, the "Assets"): (a) all items of tangible personal property and fixtures of whatever kind or nature which are owned by Cypress, used in the operation of its business in the ordinary course and which have a value in excess of $1,000.00 (collectively, the "Personal Property"); (b) a description of all contracts, leases, licenses, memberships, agencies, permits and agreements to which Cypress is a party or an assignee of a party (collectively, the "Contracts"); (c) a list of all copyrights, trademarks, trade names, patents and other similar rights, including applications and registrations therefor, owned or used by Cypress in the operation of its business (collectively, the "Intellectual Property"); (d) the amount of cash, stock and other securities;
(e) a description of any tax claims and tax refunds; (f) the dollar value of management fees earned but not yet received, which shall be paid to Seller as set forth in Section 4.3 below; and (g) a description of all employee benefit programs and plans as defined in Section 2.12.

          2.8   Liabilities. The Liability Schedule attached hereto as Schedule
2.8 contains the following as of the date of Closing hereunder (collectively, the "Obligations"): (a) the dollar value of the accounts payable of Cypress to be paid at Closing; (b) a description of any outstanding loans to Cypress; and
(c) a description of any other known liabilities and obligations of Cypress of any nature, past, present, future, fixed or contingent. "Obligations" includes all liabilities and obligations of Cypress under the Contracts. Accounts payable incurred prior to Closing, but not paid at Closing, shall be paid as set forth in Section 4.3 below.

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          2.9   Title to and Condition of Property. Except as set forth on
Schedule 2.9:

                (a) Title. Cypress has good, marketable and exclusive title to and undisputed possession of all of its tangible personal property and improvements included among the Assets, free and clear of all liens, encumbrances, mortgages, claims, charges or demands of any nature.

                (b) Condition. All of the tangible personal property and improvements included among the Assets are in good condition, ordinary wear and tear excepted, are not obsolete, are suitable for use in the ordinary course of business and are otherwise in such condition and repair so that the business can operate in compliance with all applicable federal and state laws.

                (c) Insurance. The tangible personal property and improvements included among the Assets and any real property and improvements therein which are leased are insured in amounts adequate to replace or repair any loss or damage to any of the Assets, leased property or improvements, pursuant to a casualty insurance policy of a type reasonable and customary in the industry.

                (d) Removal of Assets. No material item of equipment or other tangible asset is used in the operation of the business, at any time within the past twelve months, has been removed from the business except in the ordinary course of business.

          2.10 Contracts and Commitments. Schedule 2.10 lists all material written and oral contracts, leases, agreements and other commitments relating to the business of Cypress to which Cypress is a party, including the contracts, leases, agreements and commitments that constitute or evidence the Obligations (together, the "Contracts"). The Contracts listed on Schedule 2.10 are not subject to any oral agreements, modifications, addenda or other understandings of any kind or nature. As of Closing, Cypress will not be in default under, and will not have committed any act that, with the passing of time or the giving of notice, would constitute a default under, any of the Contracts, and the Contracts will be in full force and effect in accordance with their terms.

          2.11 Licenses, Permits. Cypress and Seller represent that, to the best knowledge of each of them, Intervention, the operations of which are managed by Cypress, has all licenses and permits (as the case may be) necessary to operate its business and to conduct all related business in the ordinary course, and such licenses and permits are in full force and effect. Such licenses and permits are listed on Schedule 2.11. No material violation is outstanding with respect to any such license or permit, and there is pending no proceeding to revoke or limit any of them. Cypress and Seller represent that, to the best knowledge of each of them, Intervention is in compliance in all material respects with the applicable laws and regulations governing its operations and its Assets.

          2.12 Employee Benefits. Schedule 2.12 identifies all employee benefit programs and plans maintained with respect to employees of Cypress, including, but not limited to, group health and accident coverage and vacation and sick pay policies, and all contracts and understandings with employees, and all such programs, plans, contracts and understandings are in full force and effect without default. There are no oral agreements with any employees relating to term of employment,

                                       6

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termination benefits, stock ownership, stock options, or other employee benefits or perquisites. Cypress does not currently maintain a pension or profit sharing plan, except a set forth in Schedule 2.12, and Cypress has never maintained a pension or profit sharing plan for which any remaining liability or obligation exists. Cypress and Seller represent that, to the best knowledge of each of them, Cypress is in full compliance with the federal Employees' Retirement
Income Security Act ("ERISA") and no investigation has ever been commenced by a government agency relative to compliance with ERISA by Cypress.

          2.13 Unions. Cypress is not a party to any contract with a labor union and no election or proceeding relating to labor relations is pending or threatened.

          2.14 Taxes. Except as set forth on Schedule 2.14, all federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, transaction privilege, withholding, and other taxes have been timely paid and appropriate returns have been timely filed. There are no tax liens on any of the Assets and there are not pending, asserted or threatened against Cypress any tax examination or audit or tax claims.

          Cypress (and any predecessor of Cypress) has been a validly electing S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362 at all times during its existence, and Cypress will be an S corporation up to and including the Closing Date.

          Neither Cypress nor any qualified Subchapter S subsidiary of Cypress has, in the past ten years: (a) acquired any asset from another corporation in a transaction in which the tax basis of Cypress or the acquiring subsidiary of Cypress with respect to the acquired asset was or will be determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (b) acquired the stock of any corporation which is a qualified Subchapter S subsidiary.

          Cypress and Seller will not revoke Cypress' election to be taxed as an S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362. Cypress and Seller will not take or allow any action other than the sale of Cypress stock pursuant to this Agreement that would result in the termination of Cypress' status as a validly electing S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362.

          Cypress has made full and adequate provision on its April 30, 2002 balance sheet for all material taxes payable by it for all periods prior to the date of such balance sheet and Ehrlich shall be responsible for preparation and timely filing of all tax returns for fiscal years ending before the Closing hereunder.

          2.15 Copyrights, Etc. Cypress holds no copyrights, call signs, trademarks, trade names, patents, and other similar rights.

          2.16 Capitalization. Cypress has an authorized capitalization consisting solely of 1,000 shares of common stock having par value of $1,000.00, of which 100 are issued and outstanding on the date hereof (the "Cypress Shares" as defined above). The Cypress Shares have been validly issued and are fully paid and nonassessable, and no other stock or securities of Cypress other than the Cypress Shares are issued or outstanding. None of Cypress' Shares are held by it as treasury stock.

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Cypress has not taken and no stockholder has taken any action that may result in the granting to any party of any options, warrants or other rights to purchase or subscribe for or otherwise obtain (or any commitment or obligation of any kind to issue) any shares of Cypress stock or any other security of Cypress.

          2.17 Corporate Documents. Cypress has heretofore delivered to Buyer each of the following documents, which are, on and as of the date of execution of this Agreement, true, correct and complete: (a) Certificate of Incorporation of Cypress and all amendments thereto; (b) Bylaws of Cypress and all amendments thereto; (c) minutes of all meetings of the stockholders of Cypress; (d) minutes of all meetings of the Board of Directors of Cypress; and (e) list of all current officers and directors of Cypress.

          2.18 Review of Documents, Access to Information. Seller acknowledges that: (a) he has received and carefully reviewed a copy of the Certificate of Incorporation and Bylaws of Buyer; (b) he has received and carefully reviewed a copy of the financial statements as of June 30, 2001, of Buyer; (c) he has received all information concerning Buyer Shares that they have requested; (d) as a result of his relationship with Cypress, his review of the aforementioned documents and his prior overall experience in financial matters, he is properly able to evaluate the capital structure of Buyer, the business of Buyer and the risks inherent therein; (e) he has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers and representatives of Buyer to the extent necessary to evaluate the merits and risks related to their investment; and (f) his acquisition of securities of Buyer is consistent, in both nature and amount, with his overall investment program and financial obligations.

          2.19 Investment. Buyer Shares and the Note acquired by Seller are being acquired by Seller for his account for investment, and Seller will not sell or otherwise dispose of Buyer Shares or the Note except in compliance with the Securities Act of 1933, as amended (the "1933 Act"), the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, applicable "blue sky" laws, and the terms of this Agreement.

          Prior to making any disposition of Buyer Shares or the Note, Seller will give written notice to Buyer describing the manner of such proposed disposition. Seller will not effect such proposed disposition until either: (a) Buyer has notified him that, in the opinion of Buyer's counsel, no registration of Buyer Shares or, if applicable, the Note under the 1933 Act or registration or qualification under the securities or "blue sky" laws of any state is required in connection with such proposed disposition, or (b) a registration statement under the 1933 Act covering such proposed disposition has been filed by Buyer with the Commission and has become effective under the 1933 Act and compliance with applicable state securities or "blue sky" laws has been effected.

          Seller is familiar with Rule 144, as amended, under the 1933 Act, and he has been advised that Rule 144 is not currently and may not in the future become available to permit resales by him of Buyer Shares or the Note. Seller understands that, to the extent that Rule 144 is not available, he will be unable to sell Buyer Shares or the Note without either registration under the 1933 Act or the existence of another exemption from such registration requirement. Seller acknowledges that Buyer has no obligation to Seller to register Buyer Shares or the Note.

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          2.20  Authority. Seller has full right, power and authority to enter into this Agreement.

          2.21 Related Party Transactions. Except as set forth on Schedule 2.21 and except for compensation to regular employees of Cypress, no current or former affiliate of Cypress, any of its subsidiaries or any associate thereof, is now, or has been during the last five fiscal years: (a) a party to any transaction or contract with Cypress; (b) indebted to Cypress, or (c) the direct or indirect owner of an interest in any entity which is a present or potential competitor, supplier or customer of Cypress (other than non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than Cypress which should properly accrue to Cypress. Except as set forth on Schedule 2.21, no current or former affiliate of Cypress, no subsidiary of Cypress, and no associate thereof or of Cypress is a guarantor or otherwise liable for any liability (including indebtedness) of Cypress.

          2.22 Intervention Services, Inc. From the date of its incorporation, Intervention Services, Inc. has qualified for exemption from Federal income Tax pursuant to Section 501(c)(3) of the Code, has not been a private foundation and has been exempt from all taxes and charges from which a non-profit corporation organized and conducted solely for health care purposes and properly qualified as exempt from Federal income tax pursuant to Section 501(c)(3) of the Code is eligible for exemption. Other than Intervention Services, Inc., Cypress has no management contract with any tax-exempt entity. The transactions contemplated by this Agreement will not cause Intervention Services, Inc. to lose its qualifications for exemption from Federal income Tax, nor cause it to be treated as a private foundation. Cypress has entered into no transaction with Intervention Services, Inc. that has resulted or may result in the net earnings of Intervention Services, Inc. inuring to the benefit of any private person as is prohibited by Section 501(c)(3) of the Code or which has constituted or may constitute an "excess benefit transaction" within the meaning of Section 4958 of the Code or its implementing regulations at 26 C.F.R. Section 53.4958-0T through 53.4958-8T.

          2.23 Advisors. Seller acknowledges and warrants to Buyer that he has received independent legal and tax advice with respect to this Agreement and the transactions contemplated hereby and all other documents in connection herewith, including the Amended and Restated Stockholders' Agreement. Seller has obtained such advice to the extent he deems it appropriate and has otherwise had a full an fair opportunity to consult with such legal and tax advisors and obtain from Buyer such information as he has deemed appropriate to consider the advisability of entering into the foregoing agreements.

          2.24 Disclosure. No representation or warranty of Seller in this Agreement contains any untrue statement of a material fact, or fails to state a known material fact necessary to make the statements contained herein not misleading as of the date of the representation or warranty.

          Neither this Agreement, any of the Schedules or Exhibits, nor any other written material, when viewed separately or together, delivered to Buyer or any of its respective directors, officers, partners, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading as of the date hereof.

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          2.25  Seller assistance in transition after Closing. Seller agrees that, for a period of six (6) months after the Closing hereunder, Seller shall, without compensation, be available during normal business hours at the request of Buyer or Buyer's employees or representatives (a) to make Buyer's employees and representatives familiar with the operations of Cypress, (2) to assist Buyer's employees and representatives in conducting the operations of Cypress and (3) to introduce Buyer's employees and representatives to vendors and other business contacts of Cypress. During said six-month period, Seller shall make all reasonable efforts to promote continuity in the operations of Cypress and Seller shall use Seller's best efforts to advise Buyer's employees and representatives accordingly regarding matters pertaining to the operations of Cypress.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller the following:

          3.1 Organization; Power and Authority of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power to own all of its property and assets and to carry on its business as it is now being conducted, and to execute, perform and deliver this Agreement and related agreements, documents and instruments referred to herein, and to consummate the transactions contemplated by the foregoing. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Buyer, all requisite consents and approvals have been obtained by Buyer to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement and such related agreements, documents and instruments are and will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms thereof.

          3.2 Conflicting Agreements and Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by Buyer will not, as of the Closing:
(a) violate any existing provision of any law or violate any existing decree applicable to Buyer; (b) conflict with or result in a breach of Buyer's organizational documents or any other material agreement or instrument to which Buyer is a party or by which Buyer is bound or subject; (c) constitute a breach or default of or an acceleration under, or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (b) above; or (d) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of Buyer's assets.

          3.3 Filings, Consents and Approvals. Except as set forth on Schedule 3.3, the execution, performance and delivery by Buyer of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person or firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          3.4 Litigation. Except as set forth on Schedule 3.4, Buyer is not bound by any order, judgment, stipulation or consent degree of any court or other governmental authority, and there is not

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

pending or threatened any suit, action, employee controversy, or legal, administrative, arbitration, or other proceeding or governmental investigation which would affect the transactions contemplated by this Agreement, nor, to the knowledge of Buyer, is there any basis therefor.

          3.5 Contracts and Commitments. Buyer has provided access to Seller to complete and accurate copies of all written contracts, leases, agreements and other commitments to which Buyer is a party and all other documents it may request to deliver. As of Closing, Buyer will not be in default under, and will not have committed any act that, with the passage of time or the giving of notice or both, would constitute a default under, any of such agreements, and will be in full force and effect in accordance with their terms.

          3.6 Copyrights, Etc. All copyrights, trademarks, trade names, patents and other similar rights used by Buyer are valid, in good standing and uncontested. Buyer will, upon consummation of this Agreement, possess adequate rights, licenses and other authority to use all the copyrights, trademarks, trade names, patents and other similar rights necessary to conduct its operations as now conducted.

          3.7 Capitalization of the Buyer. Immediately prior to consummation of the Closing, the authorized capital stock of the Buyer shall consist of the following:

                     SEE STOCK LEDGER: SCHEDULE 3.7, HERETO

          3.8 Licenses, Permits. Buyer has all licenses and permits (as the case may be) necessary to operate its business and to conduct all related business in the ordinary course, and such licenses and permits are in full force and effect. No material violations are outstanding in respect of such licenses or permits, or any of them, and there is pending no proceeding to revoke or limit any of them. Buyer is in compliance in all material respects with the applicable laws and regulations governing the operation of its business and the assets owned by it.

          3.9 Unions. Buyer is not a party to any contract with a labor union and no election or proceeding relating to labor relations is pending or threatened.

          3.10 Taxes. All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, transaction privilege, withholding and other taxes have been timely paid and appropriate returns have been timely filed. There are no tax liens on any of Buyer's assets and there are not pending, asserted or threatened against Buyer any tax examination or audit or tax claims.

          3.11 Accuracy of Representations. No representation or warranty of Buyer in this Agreement contains any untrue statement of a known material fact, or fails to state a known material fact necessary to make the statements contained herein or therein not misleading as of the date of representation or warranty.

          Neither this Agreement, any of the Schedules or Exhibits, nor any other written material, when viewed separately or together, delivered to Seller contains any statement of a material fact known by Buyer to be untrue or omits a known material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date hereof.

          3.12 Buyer's Due Diligence. Buyer represents and warrants that Buyer has, with due diligence, conducted a full and complete investigation of Cypress and Seller has received all information regarding Cypress that has been requested by Buyer. As of the date of Closing, Buyer requires no further information or documents, financial or otherwise, to complete its investigation of Cypress.

                                   ARTICLE IV

                         MUTUAL COVENANTS AND WARRANTIES

          4.1 Broker. The parties hereto hereby represent and warrant to the other that no person has provided services as a broker, agent or finder in this transaction, except as set forth in Exhibit "F" hereto. The parties shall each indemnify and hold harmless the other from and against any and all other claims or expenses, including attorneys' fees, asserted by any other person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with this transaction.

          4.2 Further Assurances. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          4.3 Payment of Management Fees Earned Prior to Closing; Payment of Accounts Payable Incurred Prior to Closing. The parties agree that management fees earned prior to Closing and paid to Cypress after Closing shall be deposited by Cypress into an interest-bearing account. Accounts payable of Cypress incurred prior to Closing shall be paid from said account. The balance remaining in said account 90 days after Closing shall be paid to Seller. After said 90-day period, any management fees earned prior to closing, but received by Cypress after closing shall be remitted directly to Seller by Cypress. After said 90-day period, any billing statements received by Cypress pertaining to accounts payable prior to Closing shall be sent to Seller and Seller shall promptly pay all charges reflected therein.

                                    ARTICLE V

                       INDEMNIFICATION AND RELATED MATTERS

          5.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer, and its directors, officers and employees against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from: (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Seller under the terms of this Agreement or in any agreement or certification furnished pursuant hereto; and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Seller may have a meritorious defense). Seller's obligation under this Section 5.1 shall not exceed repayment to Buyer of all consideration paid by Buyer to Seller hereunder.

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

          5.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from: (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Buyer under the terms of this Agreement or in any statement or certification furnished pursuant hereto; and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Buyer may have a meritorious defense). Buyer's obligation under this Section 5.2 shall not exceed payment to Seller of sums equal, in the aggregate, to the purchase price hereunder.

          5.3 Procedure. Promptly after receipt, by any person or persons (as the case may be) that is or are entitled to indemnification under this Article V (each, an "Indemnified Party"), of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify the person obligated to provide such indemnification (the "Indemnifying Party") thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article V, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

                (a) The Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defense against such claim, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or the Indemnified Party would be adversely affected thereby;

                (c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and

                (d) The Indemnifying Party shall not be entitled to control the defense of any claim unless, within 15 days after receipt of such written notice from the Indemnified Party, the Indemnifying Party confirms in writing its responsibility for such defense.

          After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action in accordance with the foregoing: (1) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, and (ii) as long as the Indemnifying Party is reasonably contesting such action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying such action without the Indemnifying Party's prior written consent. If the Indemnifying Party elects to so participate in or assume the defense of any such action, the Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Article V, the Indemnified Party shall have the right to defend and/or settle such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article V. The reimbursement of fees, costs and expenses required by this Article V shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          5.4 Related Matters; Subrogation; Form of Satisfaction of Indemnity Obligations of Seller. In the event that an Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article V, an Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. In the event that an Indemnified Party becomes entitled to any indemnification from an Indemnifying Party, such indemnification shall be made in cash upon demand. The indemnification obligations of the Seller may, at Buyer's election, be satisfied by set off by Buyer against Seller's obligations under the Note or by the forfeiture to Buyer of the appropriate number of Buyer Shares based upon a value of $2.00 per share. In order to comply with the obligations of the Seller with respect to the forfeiture rights hereunder, and in order to secure all other obligations of the Seller hereunder, Seller hereby grants an option to Buyer to purchase Buyer Shares held by Seller for an aggregate purchase price of $1.00, such option to be exercisable solely in connection with the satisfaction of the Seller's obligations hereunder. Such forfeiture right shall be exercisable by Buyer upon ten days written notice to the Seller. Upon payment of $1.00 by Buyer, the Seller shall deliver to Buyer a certificate, duly endorsed for transfer, representing the number of Buyer Shares being forfeited. Such Buyer Shares shall automatically, without any action on the part of the Seller or Buyer, be cancelled and shall cease to be outstanding upon delivery by the Buyer of such $1.00, whether or not such certificates are delivered or endorsed for transfer. Neither the Note nor any Buyer Shares may be transferred or encumbered unless the transferee agrees in writing to be subject to the provisions set forth in this Agreement.

          5.5 Survival of Representations Warranties. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing until the third anniversary of the Closing date; provided, however, that
(a) the representations and warranties set forth in Sections 2.1, 2.2, 2.3 and in Sections 3.1, 3.2 and 3.3 shall survive the Closing and remain in full force and effect indefinitely without time limits, and (b) the representations and warranties set forth in Section 2.14 shall survive the Closing and remain in full force and effect until the expiration of all applicable statutes of limitations.

                                   ARTICLE VI

                               GENERAL PROVISIONS

          6.1 Headings, Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Section" or "Sections" refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          6.2 Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto; and there are no express or implied restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein.

          6.3 Schedules, Exhibits. All schedules and exhibits attached hereto are hereby incorporated herein by this reference.

          6.4 Amendment. This Agreement may be amended or modified and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of the parties hereto or, in the case of waiver, by the party waiving compliance.

          6.5 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter.

          6.6 Expenses. The parties hereto shall bear their respective costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.

          6.7 Notices. Except as otherwise provided herein, all notices and other communications required under the terms and provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or received by overnight courier, telex, telecopier, telegram or registered mail, return receipt requested, addressed as follows:

                If to Buyer:            The Providence Service Corporation
                                        620 North Craycroft Road
                                        Tucson, Arizona  85711
                                        Attn.:  Fletcher McCusker
                                        Fax:  (520) 745-1707

                with copy to:           Corey & Kime, P.C.
                                        177 North Church Avenue, Suite 711
                                        Tucson, Arizona  85701
                                        Attn.:  Barrett L. Kime

                                        Fax:  (520) 884-7757

                If to Seller:           IRA S. EHRLICH
                                        141 Fairchild Street
                                        Babson Park, Florida
                                        Fax: (863) 638-0100

                with copy to:           Straughn, Straughn and Turner, P.A.
                                        255 Magnolia Avenue, S.W.
                                        P.O. Box 2295
                                        Winter Haven, Florida 33883-2295
                                        Attn: Richard E. Straughn
                                        Fax:  863-293-3051

          If to any of the foregoing parties, at such other address as such party shall from time to time designate in writing to the other parties hereto.

          In the event any notice shall be given by telex, telecopier or telegram, the party giving such notice shall confirm such notice by writing delivered by hand or overnight courier, provided, however, that for all purposes hereunder notice shall be deemed effective at the time given by telex, telecopier or telegram.

          6.8 Assignments, Heirs, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer and to any lender with which Buyer has entered into a Loan and Security Agreement and to any successor or assignee of such a lender. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any present legal or equitable rights, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, heirs and assigns.

          6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          6.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          6.11 Attorneys' Fees. In the event of any action arising out of this, Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorneys' fees incurred in connection with the dispute from the other party.

          6.12 Governing Law. This Agreement will be governed by the laws of the State of Arizona without regard to its conflicts of laws principles.

          6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        Buyer:
                                        -----

                                     THE PROVIDENCE SERVICE CORPORATION


                                     By:      /s/  Fletcher McCusker
                                        ----------------------------------------
                                        Its Chairman and Chief Executive Officer


                                     Seller:
                                     ------


                                                   /s/  Ira Ehrlich
                                        ----------------------------------------
                                                      IRA EHRLICH


                                        CYPRESS MANAGEMENT, INC.


                                     By:           /s/  Ira Ehrlich
                                        ----------------------------------------
                                                     Its President